FILED PURSUANT TO RULE 424(h)
REGISTRATION FILE NO.: 333-206677-09

The information in this supplement is not complete and may be changed. This supplement is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

The preliminary prospectus to which this is a supplement, dated September 22, 2016, may be amended or completed prior to time of sale.

SUPPLEMENT
(To Prospectus Dated September 22, 2016)

$650,182,000 (Approximate)

WELLS FARGO COMMERCIAL MORTGAGE TRUST 2016-NXS6
(Central Index Key Number 0001683489)

as Issuing Entity

Wells Fargo Commercial Mortgage Securities, Inc.
(Central Index Key Number 0000850779)

as Depositor

Natixis Real Estate Capital LLC

(Central Index Key Number 0001542256)

Silverpeak Real Estate Finance LLC

(Central Index Key Number 0001624053)

UBS AG

(Central Index Key Number 0001685185)

Wells Fargo Bank, National Association

(Central Index Key Number 0000740906)

as Sponsors and Mortgage Loan Sellers

Commercial Mortgage Pass-Through Certificates, Series 2016-NXS6

This is a supplement (“Supplement”) to the prospectus dated September 22, 2016 (the “Preliminary Prospectus”). Capitalized terms used in this supplement but not defined herein have the meanings given to them in the Preliminary Prospectus.

Collateral Update

1.            QLIC Mortgaged Property.

The following sentence is hereby inserted at the end of the penultimate bullet point on page 190 of the Preliminary Prospectus:

The QLIC Mortgaged Property is currently subject to certain New York City rent stabilization provisions due to this tax exemption program. The units can be leased initially at market rates, with future increases subject to limits prescribed by the New York City Rent Guidelines Board.

2.            Peachtree Mall Mortgaged Property.

Footnote 1 on page A-3-98 of the Preliminary Prospectus is hereby replaced with the following:

The Peachtree Mall whole loan with an original principal balance of $80,305,560 is comprised of four pari passu notes (Notes A-1, A-2, A-3, and A-4). The non-controlling Note A-2 had an original principal balance of $20,000,000, has an outstanding principal balance of $19,846,750 as of the Cut-Off Date and will be contributed to the WFCM 2016-NXS6 Trust. The non-controlling Note A-1 was contributed to SGCMS 2016-C5 Trust with an original balance of $23,750,000. The controlling Note A-3 and the non-controlling Note A-4, which have a combined original balance of $36,555,560,

Wells Fargo Securities	UBS Securities LLC
Co-Lead Manager and Joint Bookrunner	Co-Lead Manager and Joint Bookrunner
Academy Securities	Natixis Securities Americas LLC
Co-Manager	Co-Manager

The date of this Supplement is September 23, 2016

are expected to be contributed to future trusts. The lender provides no assurances that any non-securitized pari passu notes will not be split further. All statistical financial information related to the balances per square foot, loan-to-value ratios, debt service coverage ratios and debt yields are based on the Peachtree Mall whole loan.

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